UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 21, 2014

Zynex, Inc.

(Exact name of Registrant as specified in its charter)

Nevada	33-26787-D	90-0275169
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
9990 Park Meadows Drive Lone Tree, Colorado	80124
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 703-4906

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 21, 2014, Brian Alleman was appointed as Chief Financial Officer of Zynex, Inc. (the “Company”).  Mr. Alleman will also serve as the Company’s principal financial officer and principal accounting officer.

Mr. Alleman, age 58, joins the Company from Alleman & Associates LLC, a strategic financial and business operations advisory firm, which Mr. Alleman founded in October 2009.  Mr. Alleman currently serves as Managing Director of Alleman & Associates LLC.  From October 2013 to November 2013, Mr. Alleman served as Chief Financial Officer (“CFO”) of CarePilot USA LLC, a healthcare technology company.  Mr. Alleman was also the founder of MoSAT Systems, Inc., a company that designed and manufactured satellite antenna systems used in communications systems generally in remote areas.  He also served as President of MoSAT Systems, Inc. from October 2011 to February 2013.  From October 2011 to June 2014, Mr. Alleman was member of the Board of Directors of Keating Capital, Inc., a Nasdaq-traded closed-end fund regulated as a business development company under the Investment Company Act of 1940 that specializes in making pre-IPO investments in emerging growth companies.  From December 2011 to October 2013, Mr. Alleman served as the President and sole director of Spicy Pickle Franchising, Inc., a restaurant company which discontinued active business operations in February 2012.  From October 2008 to November 2010, Mr. Alleman was the CFO of TAEUS International Corporation, a privately-owned engineering-based intellectual property consulting firm, where he was also responsible for developing sales and marketing relationships with financial market participants.  From August 2002 to September 2009, Mr. Alleman was a Partner with Tatum LLC, a professional services company specializing in providing outsourced CFO services to public and private enterprises.  In his capacity as a Partner at Tatum, Mr. Alleman served as CFO of Simtek Corporation, a Nasdaq-listed semiconductor company acquired by Cypress Semiconductor Corporation in September 2008; as CFO of Spectrum Mapping, a privately-held geospatial and aerial mapping firm; and as CFO of Polar Molecular Holding Corporation, a public company engaged in fuel additive development.  Mr. Alleman received a B.S. in Accounting from Seton Hall University in 1978.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zynex, Inc.
Date:	July 24, 2014	By:	/s/ Thomas Sandgaard
Thomas Sandgaard,
Chief Executive Officer